EXHIBIT 10.1

EXTENSION OF STOCK OPTION AGREEMENTS

This extension of previously issued stock option grants (this "Agreement") is entered into on this 2nd day of May, 2006, by and between Rexahn Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and John Holaday, the undersigned director (the "Director") of the Company.

WHEREAS, the Director was previously granted stock options pursuant to Stock Option Grant Agreements, dated August 5, 2003, April 20, 2004 and September 12, 2005, by and between the Company and the Director, as amended by the consent letter dated December 8, 2005 (collectively, the "Option Agreements"; and the stock options granted pursuant to the Option Agreements are hereinafter referred to as the "Options"); and

WHEREAS, the Director and the Company now wish, among other things, to extend the exercise period of those Options in connection with the Director’s resignation as a director of the Company; and

WHEREAS, the Director and the Company are cognizant of the new rules governing stock options under Internal Revenue Code Section 409A (together with any proposed and final regulations and other guidance issued thereunder by the Internal Revenue Service, "Section 409A") and that the Options, may be subject to Section 409A;

NOW, THEREFORE, in consideration of the above premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.     Non-Statutory Stock Options. The Director understands, acknowledges, and accepts that the Options are treated, including for tax purposes, as non-statutory stock options.

2.     Vesting. Notwithstanding anything to the contrary in the Option Agreements, immediately upon the Director's termination of service as a director of the Company, all of the Options, to the extent not already exercisable, will become exercisable.

3.     Exercise Period. The parties hereto agree that the time periods during which the Director may exercise his vested Options are extended until the 10th anniversary of the Grant Date (as defined in the Option Agreements) of the respective Options.

4.     Section 409A Matters. Nothing in this Agreement or any other agreement between the parties hereto is to be construed by the Director or any other person as a guaranty or assurance of any sort by the Company that the Options were and/or continue to be exempt from the requirements of Section 409A. The Director acknowledges that it is his responsibility, in conjunction with his tax advisors, to consider the effect of this Agreement on his individual tax situation, that the Company makes no representations with regard thereto (other than notifying the Director that the Options may be subject to Section 409A as a result of this Agreement) and that the Company may comply with its obligations under Section 409A, including its reporting and disclosure obligations with respect to the Director and the Options. The Director represents and warrants that he has carefully read and fully understand the terms of this Agreement and has had the advice and assistance of counsel with respect thereto and agrees that he will indemnify and hold harmless the Company to the extent of any losses, liabilities, claims, damages, fines, taxes, penalties, costs and expenses incurred or suffered by the Company arising out of its compliance with Section 409A with respect to the Options.

5.     Continued Validity of the Option Agreements. The Option Agreements will remain in full force and effect, will continue to bind the parties hereto, and will continue to govern the terms and conditions of the Options except as those provisions are modified and superseded by this Agreement. To the extent that the terms of this Agreement conflict or are inconsistent with the terms of the Option Agreements, the terms of this Agreement will govern.

6.     Entire Agreement. This Agreement, the Option Agreements, and the Stock Option Plan under which the Option Agreements was issued, constitute the entire agreement between the parties hereto respecting the Options (the "Entire Agreement"). There being no representations, warranties, or commitments between the parties hereto except as set forth in the Entire Agreement, the Entire Agreement replaces and supersedes any other agreement or arrangement, oral or written, between the Director and the Company respecting the Options.

7.     Governing Law. Notwithstanding anything to the contrary contained in the Option Agreements, this Agreement and the Option Agreements shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principle thereof.

IN WITNESS WHEREOF, the parties hereto have executed this document as of the date first set forth above.

REXAHN PHARMACEUTICALS, INC.		JOHN HOLADAY

By:	/s/ Tae H. Jeong	/s/ John Holaday
Name:	Ted Jeong
Title:	CFO